EXHIBIT 99.1
------------


SUNRISE
TECHNOLOGIES


                                                  FOR IMMEDIATE RELEASE


CONTACT:  INVESTOR RELATIONS
Susan Lorigan -- (510) 623-9001
Ed Coghlan     -- (510) 771-2399

            SUNRISE TECHNOLOGIES INTERNATIONAL, INC. SUCCESSFULLY
                  COMPLETES $11.8 MILLION PRIVATE PLACEMENT


FREMONT, CALIFORNIA, DECEMBER 4, 1998 -- Sunrise Technologies International, Inc. (NMS:SNRS) -- today announced it has successfully completed a private placement of approximately $11.8 million in common stock, priced at $3.50 per share; approximately $6.8 million of which was paid in cash with the remainder paid in notes due on March 15, 1999. The Company raised this money exclusively through its own efforts and without a placement agent.

The proceeds will be used in part to continue the Company's efforts to secure pre-market approval (PMA) from the FDA for treatment of hyperopia (.75 - 2.50 diopters), to plan the launch of the Sunrise Hyperion[trademark] LTK System and to continue the Company's product development expansion. In addition, the Company plans to expand clinical trials for higher levels of hyperopia, presbyopia, and treatment for certain unsuccessful excimer laser procedures for myopia.

According to C. Russell Trenary III, President and CEO, "Nearly two-thirds of the money raised came from ophthalmologists who have seen our clinical results or who have used our system in clinical studies to treat hyperopia.

We are delighted to receive this continuing support from ophthalmic surgeons."



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The Sunrise Hyperion[trademark]  LTK System differs from excimer laser procedures (PRK & LASIK) and traditional incisional surgeries (RK) because no corneal tissue is cut or removed. It is an office based instrument that applies two rings of laser energy, each application in 1.4 seconds to gently heat collagen in the cornea inducing uniform and immediate transition.

Founded in 1987, the Company produces and markets high technology products revolutionizing treatment methods in eye care. The Company develops Holmium laser-based systems which utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic conditions. These Systems* incorporate a non-contact simultaneous application for correction of hyperopia (farsightedness), presbyopia (loss of focus due to natural aging), and overcorrection resulting from PRK and LASIK treatments for myopia. The system is currently in use in Europe and the Americas, and is in clinical trails in the United States.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including market potential, regulatory clearances, business growth, and other risks listed from time to time in the Company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.

Internet users can access Sunrise's World Wide Web site at http://www.sunrise-tech.com.

*Caution--Investigational Device: Federal law restricts this device to investigational use in the U.S.